CONFIDENTIAL

Project Titan

Special Committee Discussion Materials

19 June 2011

*** Portions omitted pursuant to a Confidential Treatment Request filed separately with the Securities and Exchange Commission

Table of Contents

Disclaimer

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Section 1

Transaction Overview

Project Titan

TRANSACTION OVERVIEW

Transaction Summary

Company	• Helios, a Nevada Corporation – HQ: Harbin, China – NASDAQ listed
Acquiror	• Tech Full Electric Company Limited ("Tech Full") – Mr. Tianfu Yang ("Mr. Yang"), Chairman and CEO of Helios – Abax Global Capital ("Abax")
Offer	• $24.00 per share in cash
Structure	• Cash merger • Mr. Yang (30.6% of shares outstanding) [1] and other members of management (4.4% of shares outstanding) [1] will rollover their shares • Abax (5.4% of shares outstanding) [1] will rollover its existing stake
Timing	• Transaction documentation to be finalized shortly • Expected to announce week of June 20th
Other	• Break-up Fee of $22.5 million and Reverse Break-up Fee of $30 million • Rollover shareholders agree to vote shares in favor of the merger and to vote against any competing acquisition proposal
Conditions	• Approval by the majority of the disinterested shareholders • Other customary conditions
Advisors	• Mr. Yang: Goldman Sachs (Financial); Skadden, Arps, Slate, Meagher & Flom (Legal) • Abax: Davis, Polk & Wardwell (Legal) • CDB: White & Case (Legal) • Helios: Loeb & Loeb (Legal) • Special Committee: Morgan Stanley and Lazard (Financial); Gibson Dunn (Legal)

Summary Transaction Statistics

$MM, except per share

Capitalization		
Offer		$24.00
TSO		31.3
Dilution		0.2
Equity Value		754
Debt		115
Cash & ST Invesments		138
AV		731
Valuation	**Street**	**Management**
'11 AV / EBITDA	6.8x	5.5x
'11 P / E	11.3x	7.9x
Premium to (%):		
Current	14-Jun-11	56%
VWAP Since Baring Ann.	23-Nov-11	38%
1-Day Pre Ann.	8-Oct-10	20%
4-Week Pre Ann.	10-Sep-10	46%

Note
1. Based on fully diluted shares outstanding of 31.4 million at $24 per share

Morgan Stanley

TRANSACTION OVERVIEW

Transaction Summary (cont'd)

Total equity and mezzanine commitment from Abax of $63.8 million

Sources

$MM, except per share data	
Term Loan Facility (CDB)	400.0
Mezzanine Debt (Abax)	25.0
Total Debt	**425.0**
Mr. Tianfu Yang Rollover Equity	231.2
Management Rollover Equity	32.9
Abax Rollover Equity	40.6
Abax New Cash Equity	38.8
Total Equity	**343.5**
Total Sources	**768.5**

Uses

$MM, except offer price & FDSO	
Offer Price	$24.00
FDSO	31.4
Equity Value	**754.5**
Retire Existing Debt [1]	64.5
(-) Excess Cash [2]	(77.7)
Transaction Fees and Expenses	27.2
Total Uses	**768.5**

Financing

Equity:

- Rollover of existing equity position into Tech Full, pursuant to rollover commitment letters:
  - Mr. Yang: 9.63 million shares (~$231 million)
  - Management: 1.37 million shares (~$33 million)
  - Abax: 1.69MM shares (~$41 million)
- Abax additional cash equity of $38.8 million, pursuant to Abax commitment letter

Senior Debt:

- $400 million Term Loan Facility; subject to Facility Agreement
- Lender: China Development Bank ("CDB")
- Maturity and Repayment: 7 year term, payable in five equal annual installments beginning on the 3rd anniversary
- Interest: LIBOR plus margin of (i) 3.5% for 36 months from utilization date and (ii) 4.5% thereafter
- Prepayment
  - Voluntary: Prepayment any time during term (minimum prepayment of $10 million)
  - Mandatory: Prepayment upon (i) exit (*i.e.*, listing, change of control, currency event, or sale of all or substantially all of the assets) or (ii) receipt of equity issuance proceeds and/or distribution proceeds
- Financial Covenants
  - Consolidated tangible net worth not less than RMB 2 billion
  - Debt Service Cover Ratio not less than 1.1x
- Availability: Facility may be drawn at anytime during a 9 month period from date of execution (9-Jun-11)
- Conditions to Funding: Conditional upon execution and approval of merger (majority of all shares and majority of minority), legal opinions, receipt of corporate / transaction documents, regulatory approvals (if any), Articles of Merger has been filed, and other customary conditions

Mezzanine Debt:

- $25 million Secured Subordinated Notes; subject to Note Purchase Agreement and Warrant Agreement
- Investor: Abax Emerald Limited
- Maturity and Repayment: 7 year term, payable in full in cash upon maturity
- Interest: 8.0% per annum, payable in cash semi-annually
- Financial Covenants
  - Fixed Charge Coverage Ratio greater than 3.0x
  - Leverage Ratio less than 4.0x
- Warrants: Warrants to purchase common shares representing 5% of the total shares of common stock, pursuant to the terms of the Warrant Agreement
  - 7 year warrants, not separately transferable
  - Exercise price and number of warrants subject to adjustment upon the occurrence of (i) change in capital stock, (ii) rights issue, (iii) other distributions, (iv) common stock issue and (v) convertible securities issue

Notes
1. Assumes rollover of outstanding $50 million loan from CDB; debt balance includes non-controlling interest of $2.9 million as of 31-Mar-11
2. Assuming 100% funding of CDB and Abax commitments, pro forma entity would be left with $61 million of cash on the balance sheet

Section 2

Overview of Process

Summary of Third Party Contact

As of 19-Jun-11

- No 3rd parties have reached out to Morgan Stanley to express renewed interest in a potential transaction

Contacted

Strategic (41 Total)	
Strategic 1	Strategic 22
Strategic 2	Strategic 23
Strategic 3	Strategic 24
Strategic 4	Strategic 25
Strategic 5	Strategic 26
Strategic 6	Strategic 27
Strategic 7	Strategic 28
Strategic 8	Strategic 29
Strategic 9	Strategic 30
Strategic 10	Strategic 31
Strategic 11	Strategic 32
Strategic 12	Strategic 33
Strategic 13	Strategic 34
Strategic 14	Strategic 35
Strategic 15	Strategic 36
Strategic 16	Strategic 37
Strategic 17	Strategic 38
Strategic 18	Strategic 39
Strategic 19	Strategic 40
Strategic 20	Strategic 41
Strategic 21	
Financial (32 Total)	
Abax Global Capital	Financial 17
Financial 2	Financial 18
Financial 3	Financial 19
Financial 4	Financial 20
Financial 5	Financial 21
Financial 6	Financial 22
Financial 7	Financial 23
Financial 8	Financial 24
Financial 9	Financial 25
Financial 10	Financial 26
Financial 11	Financial 27
Financial 12	Financial 28
Financial 13	Financial 29
Financial 14	Financial 30
Financial 15	Financial 31
Financial 16	Financial 32
73 Total	

Signed NDA

Strategic (3 Total)
Strategic 1
Strategic 2
Strategic 3
Financial (13 Total)
Abax Global Capital
Financial 2
Financial 3
Financial 4
Financial 5
Financial 6
Financial 7
Financial 8
Financial 9
Financial 10
Financial 11
Financial 12
Financial 13
16 Total

Submitted Indication of Interest

Strategic (1 Total)
Strategic 1
Financial (8 Total)
Abax Global Capital
Financial 2
Financial 3
Financial 4
Financial 5
Financial 6
Financial 7
Financial 8
9 Total

Invited to Second Round

Strategic (1 Total)
Strategic 1
Financial (6 Total)
Abax Global Capital
Financial 2
Financial 3
Financial 4
Financial 5
Financial 6
7 Total

Submitted Final Proposal

Financial (1 Total)
Abax Global Capital
1 Total

OVERVIEW OF PROCESS

Select Commentary from Participants

- All financial sponsors conditioned their interest on a partnership with Mr. Yang
- Strategic parties, Strategic 1 in particular, reiterated the importance of the existing management team
- On multiple occasions, Mr. Yang stated directly to the Special Committee and to third parties that he is unwilling to sell / relinquish control
- Management, with support of the Board, was unwilling to share confidential information with strategic parties
- Reasons for passing on opportunity included:
  - Not convinced Mr. Yang was a willing partner
  - Product mix
  - Fit with core business
  - Buyers' recent corporate activity
  - Frazer Frost

Mr. Tianfu Yang, Helios Chairman & CEO

- "…intends to remain the largest holder of Common Stock over the long term, whether or not the possible acquisition is successful"

  – *Mr. Yang, 23-Nov-10 (SC 13 D/A)*

Financial Sponsors

- Believe that their chances of working with the Chairman are very uncertain…will resume if and when they think likelihood is more favorable

  – *Financial 2, 28-Feb-11*
- Understand from the Chairman that he has secured sufficient equity to fund the transaction and consequently they would not be able to participate in equity consortium

  – *Financial 9, 11-Apr-11*
- Process is competitive and cannot get to a valuation they are comfortable with

  – *Financial 10, 16-Jan-11*
- Not interested due to competitive process and "Chairman's view on his partner"

  – *Financial 11, 18-Jan-11*
- Internal policy requiring Big Four audit behind each investment

  – *Financial 12, 3-Dec-10*

Strategic Parties

- We understood from our conversation that there were some concerns that Strategic 1 and [Helios] would potentially be competitors and that the size of the investment may not be appealing to ***

  – *Strategic 1, 23-Feb-11*
- Fair amount of overlap with existing technology and high customer concentration

  – *Strategic 2, 11-Jan-11*
- Not looking to deploy capital in this space given recent divestiture of HVAC business

  – *Strategic 3, 21-Dec-10*
- Stretch from a fit perspective. Difficult to conduct diligence without CEO support

  – *Strategic 4, 15-Dec-10*
- Not big enough in Asia to feel comfortable in pursuing deal without CEO support

  – *Strategic 5, 1-Dec-10*

*** Portions omitted pursuant to a Confidential Treatment Request filed separately with the Securities and Exchange Commission

Section 3

Helios Financial Forecasts and Sensitivities

Actual vs. Management vs. Street

$MM, except per share

	4Q'10			1Q'11	
	Actual	Street	Mgmt	Actual	Street
Revenue	106	109	109	104	108
EBITDA	25	28	25	22	28
EPS	$0.62	$0.60	$0.58	$0.42	$0.58

Research Analyst Benchmarking

As of 14-Jun-11

	2011E	2012E
Revenue Growth		
Maxim (10-Jun-11)	10%	16%
Roth Capital (11-May-11)	12%	21%
EBITDA Margin		
Maxim (10-Jun-11)	21%	23%
Roth Capital (11-May-11)	24%	26%

Morgan Stanley

HELIOS FINANCIAL FORECASTS AND SENSITIVITIES

Management Forecast Comparison

Revenue


($MM)
1,200
900
600
300
0
'10–'15E CAGR '11–'15E CAGR
Mgmt (24-Nov-10) 22% 15%
Mgmt (6-Apr-11) 19% 19%
430 426
578 512 474
719 637 563
842 745
987 872
1,156 1,021
2010 2011 2012 2013 2014 2015
Y-o-Y Growth (%):
92% 91%
34% 20% 11%
25% 24% 19%
17% 17%
17% 17%
17% 17%

EBITDA (1)


($MM)
400
300
200
100
0
110 112
160 134 107
206 177 137
245 216
287 256
339 303
2010 2011 2012 2013 2014 2015
Margin (%):
26% 26%
28% 26% 23%
29% 28% 24%
29% 29%
29% 29%
29% 30%

Diluted EPS (1) (2)


($)
10
8
6
4
2
0
2.59 2.72
3.72 3.04 2.13
4.88 4.00 2.78
5.89 4.87
6.97 5.73
8.29 6.74
2010 2011 2012 2013 2014 2015
Y-o-Y Growth (%):
236% 254%
44% 12% (22%)
31% 32% 31%
21% 22%
18% 18%
19% 18%
Actuals
Estimates as of 24-Nov-20
Estimates as of 6-Apr-11
Street Mean as of 14-Jun-11

Notes

1. 2010A EBITDA pro forma for $7.2 million of bad debt expense and $1.4 million of transaction related expenses (non-recurring)
2. Reflects diluted EPS to controlling interest; 2010A EPS pro forma for $7.2 million of bad debt expense, $1.4 million of transaction related expenses, $0.6 million from disposal of subdivision, ($0.6) million due to change in fair value of warrant, and ($0.2) million from government grant (non-recurring)

Factors Impacting Helios Financial Performance

1Q'11 Earnings Call
10-May-11

- During the 1Q'11 earnings call, Mr. Yang and other members of management stated that financial results were negatively impacted by:
  - Increasing labor costs
  - Higher raw material costs
  - Higher R&D expenses
  - Higher SG&A expenses
    - Bad debt expense
    - Transaction fees
    - Shipping and handling costs
  - Higher tax rates
- Factors cited that would have negative impact on business outlook included:
  - Increasing labor costs
  - Higher raw material costs

Due Diligence Call with Mr. Yang
25-May-11

- Mr. Yang also cited the following factors as having a negative impact on Helios' business outlook:
  - General economic slowdown
  - Deceleration of industrial production
  - Credit tightening / lower liquidity
  - Higher raw material costs
  - Increasing labor costs
  - Electricity shortages
- Mr. Yang indicated that forecasts provided in April would need to be revised to reflect new market environment

China's Economic Slowdown

Economic Slowdown

Mr. Yang Statement	Source	Date	Commentary
Economic Slowdown			
"China's central bank has begun to cool GDP growth."	EIU	19 May 2011	"As the government seeks to put growth back on a more stable track, [China] GDP growth will ease from 10.3% in 2010 to 9% in 2011 and 8.7% in 2012."
	Goldman Sachs	24 May 2011	"Recent [China] data have been worse than we expected. The growth slowdown has been even sharper than we forecasted, especially evident in April industrial production. In addition, inflation is not coming down as rapidly as we hoped. We now cut our 2011 [China] GDP growth forecast to 9.4 percent from 10.0 percent." "We expect [China] annual average inflation of 4.7 percent, with a peak in Y-o-Y terms of 5.6 percent in June. We also nudge down our 2012 GDP growth forecast to 9.2 percent"
	Nomura	May 2011	"We have lowered our forecast from 9.8 percent to 9.4 percent. We have also trimmed our 2012 [China] GDP growth forecast from 9.5 percent to 9.2 percent." "We continue to see inflation as a structural problem...and as such we expect two more 25-basis-point rate hikes this year and more in 2012."
	J.P. Morgan	May 2011	"In terms of the [China] GDP trajectory, we now expect GDP growth in the second quarter to ease modestly to 8.3 percent... Further ahead, we expect China's GDP to show a trend-like 9 percent growth pace in the third quarter, picking up to 9.5 percent in the fourth quarter, with full-year 2011 real GDP growth at 9.4 percent."

China GDP Growth

Y-o-Y GDP Growth


(%)
16
12
8
4
0
11.9
10.3
9.6
9.8
9.7
9.0
1Q'10
2Q'10
3Q'10
4Q'10
1Q'11
'11E

Source National Bureau of Statistics and Wall Street Research

Deceleration of Industrial Production

Deceleration in Industrial Production

Mr. Yang Statement	Source	Date	Commentary
Pressure on Industrial Production			
"China's central bank has begun to cool GDP growth and such policies are impacting the demand for Helios' products…Helios is seeing a drop in orders this year due to the rapid and unpredictable deterioration of the market."	China Daily	30 April 2011	"Chinese manufacturing growth slowed in April after a short pick up in March…the official [China] purchasing manager's index (PMI), which measures industrial activity, fell to 52.9 in April from 53.4 in March…the index declined for three consecutive months from a peak of 55.2 last November before increasing in March."
	J.P. Morgan	May 2011	"Industrial production in China has already downshifted in recent months, and headwinds from a policy-driven drop in car sales, an inventory correction and electricity shortages all look likely to lead to more modest growth in manufacturing growth in the coming months."
	Morgan Stanley	May 2011	"Growth in [Chinese] industrial production slowed to +13.4% Y-o-Y in April (vs. +14.8%Y-o-Y in March), falling short of our and consensus forecast of +14.6% Y-o-Y."
Electricity Shortage			
"There is some uncertainty around whether all orders can be completed, or completed at the past margin levels, due to an electricity shortage that has hampered Helios' production capabilities and the market environment."	Citi	23 May 2011	"The [power] supply/demand gap has been particularly large in eastern…and central China, with rationing of electricity becoming necessary in some regions. The situation is acute since Spring is normally not the high demand season for power. With the approaching of consumption peak in summer, rolling power outage would be inevitable if supply cannot catch up with demand. According to an estimate by the China Electricity Council, power supply shortage could be as large as 30 million KW, equivalent to the total consumption of Fujian province."
	Reuters	30 May 2011	"China said on Monday it would raise electricity prices for some users by about 3 percent, the first increase since 2009 as it tackles its worst power shortage in seven years. The power price rise affects industrial, commercial and agricultural users in 15 provinces, state media said after a briefing by the National Development and Reform Commission (NDRC)." "China's electricity demand is running so far ahead of supply that it is expected to be short of 30-40 gigawatts of power capacity this summer, twice the deficit caused in Japan by the earthquake and tsunami on March 11."
	UBS	10 May 2011	"Power shortages have emerged in recent weeks in some provinces in China, as a result of energy price controls, strong power demand and a drop in hydro production…power shortages and cuts could slow growth in heavy industries and later quarterly growth trajectory."

China Purchasing Managers Index (PMI)

HSBC Seasonally Adjusted PMI Index


PMI Index
56
55
54
53
52
51
50
49
48
47
46
49
52
53
55
55
54
55
52
52
52
52
Jul-10
Oct-10
Jan-11
May-11

Source HSBC and Reuters

Morgan Stanley

HELIOS FINANCIAL FORECASTS AND SENSITIVITIES

Credit Tightening and Reduced Liquidity

China Interest Rate Environment

Last 5 Years


CPI Y-o-Y Growth
Spot Yield
12
10
8
6
4
2
0
(2)
(4)
5.6
4.9
4.2
3.5
2.8
2.1
1.4
0.7
0
Feb-06
Aug-06
Feb-07
Aug-07
Feb-07
Aug-07
Feb-08
Aug-08
Feb-09
Aug-09
Feb-10
Aug-10
Feb-11
China CPI
China Interbank Spot Yield of 1-Yr Treasury Bond

Source Wall Street Research

RMB Denominated Loans

Y-o-Y Growth


(%)
60
50
40
30
20
10
0
(10)
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Total
Household Loan
Corporate Loan: Medium-to Long-term
Corporate Loan: Short-term & Bill Financing

Source Wall Street Research

Monetary Tightening

Mr. Yang Statement	Source	Date	Commentary
Rising Interest Rates and Stricter Lending Policies			
"Central Bank's tightening on lending has reduced liquidity in the market and has lowered the demand for Helios products." "Loan restrictions by local institutions, decrease in government sponsored projects…have put a lot of pressure on companies including Helios"	Bloomberg News	30 May 2011	"Chinese companies are turning to the bond market for financing amid the biggest credit squeeze in three years, pushing yields toward a 17-month high." "Interbank borrowing costs in Shanghai have climbed to a record high after the Central Bank increased interest rates four times since October and boosted banks' reserve requirement eight times since November." "Banks are allowed to charge up to four times more than the Central Bank's target lending rate to price in risk…about 56 percent of loans offered in March were priced above the benchmark, the most since the Central Bank started to provide data in 2008."
	Morgan Stanley	11 May 2011	"The latest RRR hike of 50bps, effective May 18, locked about RMB 370Bn of liquidity…except for the two hikes last November, the People's Bank of China (PBoC) has been keeping the pace of one RRR hike per month." "Even if inflation were to peak mid-year as we expect, we do not anticipate any meaningful policy relaxation in 2H11."
	Reuters	27 May 2011	"Strong credit growth in the past two years and loose standards for projects related to the government's stimulus package unveiled in late 2008 during the global financial crisis had weakened loan quality." "The [Chinese] government has implemented harsh administrative measures to restrict bank lending to the property market and local investment projects."
	Reuters	9 May 2011	"The China Business News also cited the unnamed official at the Central Bank's Shanghai headquarter as saying that new loans in the first four months of this year were about 10 percent less than the amount in the same period of last year, which showed the effectiveness of China's tightening policy."

Raw Material Spot Prices (1)

Last Twelve Months


Copper ($USD/ton)
Steel (USD$/ton)
12,000
10,000
8,000
6,000
4,000
900
750
600
450
300
Jun-10
Oct-10
Feb-11
Jun-11
Copper
Steel

Source Bloomberg

China Labor Wages

Last 5 Years


Wage Y-o-Y Growth
CPI Y-o-Y Growth
20.0
18.0
16.0
14.0
12.0
10.0
9.0
7.0
5.0
3.0
1.0
(1.0)
(3.0)
Mar-06
Sep-06
Mar-07
Sep-07
Mar-08
Sep-08
Mar-09
Sep-09
Mar-10
Sep-10
Mar-11
China Wage (3Q Moving Avg.)
China CPI

Source Wall Street Research

HELIOS FINANCIAL FORECASTS AND SENSITIVITIES

Increasing Materials and Labor Costs

Increasing Input Costs

Mr. Yang Statement	Source	Date	Commentary
Rise in Raw Material Costs			
"Prices of major raw materials used by Helios such as steel, copper, and aluminum have increased significantly."	Morgan Stanley	18 May 2011	"Against the backdrop of surging international commodity prices led by crude oil, [China] PPI inflation accelerated to +7.3% Y-o-Y in March, beating our forecast of +7.1% and market consensus of +7.2%." "[China] RMPI (Raw Materials Price Index) rose to 10.5% Y-o-Y (vs. +10.4% Y-o-Y in February) led by non-ferrous and ferrous metals at +14.2% and +13.9%, and fuels & power at +9.9% YoY."
	Morgan Stanley	11 May 2011	"Escalated price controls have delayed part of the pass-through effect of upstream inflation into the second half of the year."
	WSJ	29 Dec 2010	"Higher prices of key inputs such as iron ore…will force up steel prices in the coming year, but steelmakers may have difficulty passing on the full burden of the increases." "Credit Suisse estimates that spot iron ore prices for import to China will average $149.91 a metric ton during the first quarter of 2011, up 8% from…the fourth quarter of 2010."
Labor Costs Hike			
"Labor costs have generally increased with some having increased by as much as 50% YoY in some cases."	Morgan Stanley	18 May 2011	"The recent survey result released by [China's] Ministry of Human Resources and Social Security showed the labor market is getting tighter, reflected by the demand to supply ratio surging to a record high of 1.07 in the first quarter, compared to 1.04 at the same time last year."
	Morgan Stanley	May 2011	"According to the latest wage data published by [China's] National Bureau of Statistics on May 3, the average wage in year 2010 for employees in urban private and non-private enterprises [grew at] 14.1% YoY and 13.5% YoY respectively."
	Xinhua News	13 May 2011	"China has targeted seven percent annual growth of urban per capita disposable income and rural per capita net income for the 12th Five-Year Program period (2011-2015)." "It is the first time that the personal income growth rate target is set at the same level as GDP growth rate in the nation's Five-Year Plan." "The initiative reflects a significant breakthrough of China's income distribution policy reform, and the proportion of residents' income to GDP is very likely to increase by ten percentage points in five years."

Note
1. Reflects spot prices for Copper and Steel billets on the London Metal Exchange (LME)

Project Titan

Management Forecasts
- '15E revenue of $1,021 million
  - '10 – '15 CAGR of 19%
- '15E EBITDA of $303 million
  - Margin of 30%

HELIOS FINANCIAL FORECASTS AND SENSITIVITIES

Management Forecasts Sensitivity

Sensitivity Adjustments Prepared at Direction of Special Committee

'10A - '15E Revenue CAGR (%)	'10A - '15E EBITDA Expansion (%): 1.0%	0.0%	(1.0%)	(2.0%)	(3.0%)	(4.0%)	
15.0%	858 / 15%	858 / 15%	858 / 15%	858 / 15%	858 / 15%	858 / 15%	← 2015E Revenue / '10A – '15E CAGR
	233 / 27%	224 / 26%	216 / 25%	207 / 24%	199 / 23%	190 / 22%	← 2015E EBITDA / 2015E Margin
14.0%	821 / 14%	821 / 14%	821 / 14%	821 / 14%	821 / 14%	821 / 14%	
	223 / 27%	215 / 26%	207 / 25%	198 / 24%	190 / 23%	182 / 22%	
13.0%	786 / 13%	786 / 13%	786 / 13%	786 / 13%	786 / 13%	786 / 13%	
	213 / 27%	206 / 26%	198 / 25%	190 / 24%	182 / 23%	174 / 22%	
12.0%	752 / 12%	752 / 12%	752 / 12%	752 / 12%	752 / 12%	752 / 12%	
	204 / 27%	197 / 26%	189 / 25%	182 / 24%	174 / 23%	167 / 22%	
11.0%	719 / 11%	719 / 11%	719 / 11%	719 / 11%	719 / 11%	719 / 11%	
	195 / 27%	188 / 26%	181 / 25%	174 / 24%	166 / 23%	159 / 22%	
10.0%	687 / 10%	687 / 10%	687 / 10%	687 / 10%	687 / 10%	687 / 10%	
	187 / 27%	180 / 26%	173 / 25%	166 / 24%	159 / 23%	152 / 22%	

Section 4

Valuation Summary

VALUATION SUMMARY

Analysis of Share Price Performance

Last Twelve Months

Share Price Performance


$
000's
14,662
Offer: $24
10-Oct-10
Announces receipt of going-private proposal by Mr. Yang and Baring
25-Oct-10
Seeking Alpha article expressing doubts about successful completion of going-private proposal
9-Nov-10
Reported 3Q'10 revenue of $109 million and diluted GAAP EPS of $0.57
10-Jan-11
Abax files 13D disclosing beneficial ownership of 1.7 million shares, or 5.4% stake
14-Apr-11 / 15-Apr-11
Market rumors that Mr. Yang told William Blair research analyst that he had secured financing and intended to submit a $24 bid on 18-Apr-11. Helios filed 8K on 15-Apr-11 confirming their understanding of Mr. Yang's conversation
9-Jun-11
Mr. Yang files 13D disclosing executed Term Loan Facility Agreement between Tech Full Electric and CDB for $400 million
9-Jun-11
Citron Research article expressing doubts regarding $400 million CDB facility
16-Nov-10
Financial investigator article expressing concerns regarding the ability to raise sufficient debt and equity financing for proposed going-private
11-Nov-10
Announces $50 million loan facilities from China Development Bank
2-May-11
Mr. Yang files 13D noting submission of Yang-Abax proposal on 20-Apr-11
19-Nov-10
Rino International files 8-K announcing that Frazer Frost was invalidating its financial statements for the last three years
1-Dec-10
Announces launch of specialized micro motor for Shanghai GM, with annual capacity of 800k units
6-May-11
Financial investigator article reiterating doubts over successful completion of going-private transaction
10-May-11
Reported 1Q'11 revenue of $104 million and diluted GAAP EPS of $0.34
27-May-11
Dismisses rumor that Mr. Yang and Mr. Xu (CFO) have gone missing
23-Nov-10
Announces receipt of letter from Mr. Yang stating that Mr. Yang and Baring had mutually agreed to terminate their consortium agreement
1-Jun-11
Citron Research article expressing concerns over Helios' financials and ability to raise financing for transaction
10-Jun-11
Announces receipt of letter from Mr. Yang and Abax reaffirming proposal for $24 per share and executed copy of Term Loan Facility Agreement
7-Jun-11
Citron Research article reiterating concerns over going-private process
16-Jun-11
Citron Research article questioning validity of proposal and alleging Mr. Yang and his brother (Tianli Yang) had previously committed loan fraud
30
25
20
15
10
5
0
15,000
5,000
4,000
3,000
2,000
1,000
0
16-Jun-10
4-Aug-10
24-Sep-10
16-Nov-10
7-Jan-11
1-Mar-11
21-Apr-11
16-Jun-11
Volume
Price

Source Factset

VALUATION SUMMARY

Analysis of Share Price Performance (cont'd)

Last Three Years

Share Price Performance

14-Jun-08 - 14-Jun-11

	Helios	China Automotive	Asian Listed	Hang Seng Index
Last 1M	(11%)	(10%)	(1%)	(2%)
Last 3M	(13%)	(28%)	(10%)	(4%)
Last 6M	(12%)	(49%)	(17%)	(4%)
Since Seeking Alpha Article (1)	(33%)	(54%)	(8%)	(4%)
Since Ann.	(23%)	(56%)	(10%)	(2%)
Last 1Y	(17%)	(60%)	2%	12%
Last 2Y	16%	22%	53%	22%
Last 3Y	(6%)	18%	78%	(0%)

Pre Ann. Share Price Performance (2)

14-Jun-08 - 8-Oct-10

	Helios	China Automotive	Asian Listed	Hang Seng Index
Last 1M	17%	7%	4%	9%
Last 3M	18%	(4%)	28%	14%
Last 6M	(14%)	(22%)	14%	5%
Last 1Y	6%	78%	62%	7%
Last 2Y	104%	431%	205%	49%

Relative Price Performance


Index
450
360
270
180
90
0
178
118
100
94
14-Jun-08
17-Nov-08
21-Apr-09
23-Sep-09
25-Feb-10
30-Jul-10
3-Jan-11
14-Jun-11
Helios
China Automotive
Asian Listed (3)
Hang Seng Index

Source: Factset

Notes
1. As of close on 22-Oct-10
2. Pre announcement as of close on 8-Oct-10
3. Asian Listed includes Broad Ocean, Crompton Greaves, Johnson Electric, Nidec, Teco Electric, and Xiangtan Electric

Analysis of Share Price Performance (cont'd)

Share Price Performance Since Announcement


Trading Activity Since 1-Oct-10
$
000's
10-Oct-10
Announces receipt of going-private proposal by Mr. Yang and Baring
23-Nov-10
Mr. Yang and Baring announce termination of consortium agreement by mutual agreement
25-Oct-10
Seeking Alpha article expressing doubts about successful completion of going-private proposal
16-Jun-11
Citron Research article questioning validity of proposal and alleging Mr. Yang and his brother (Tianli Yang) had previously committed loan fraud
9-Jun-11
Mr. Yang files 13D disclosing executed Term Loan Facility Agreement between Tech Full and CDB for $400MM
10-Jun-11
Announces receipt of letter from Mr. Yang and Abax reaffirming proposal for $24 per share and executed copy of Facility Agreement
14-Apr-11 / 15-Apr-11
Market rumors that Mr. Yang told William Blair research analyst that he had secured financing and intended to submit a $24 bid on 18-Apr-11. Helios filed 8K on 15-Apr-11 confirming their understanding of Mr. Yang's conversation
Volume Weighted Average Price
As of 14-Jun-11
Since Baring Departure (1): $17.43
Offer Premium: 37.7%
14,662
Offer Price: $24
Pre Ann. 100-day Avg. Daily Vol. (308k) (2)
27
24
21
18
15
12
5
15,000
5,000
4,000
3,000
2,000
1,000
0
01-Oct-10
19-Oct-10
04-Nov-10
22-Nov-10
09-Dec-10
27-Dec-10
12-Jan-11
28-Jan-11
15-Feb-11
03-Mar-11
21-Mar-11
13-Apr-11
22-Apr-11
10-May-11
26-May-11
16-Jun-11
Volume
Closing Price
Intraday High / Low

Source: Factset

Notes
1. VWAP measured over period from 23-Nov-10 – 14-Jun-11
2. Average of daily trading volume over period from 1-Jul-10 – 8-Oct-10

VALUATION SUMMARY

Review of Shareholder Base

Short Interest


MM Shares
9.0
6.0
3.0
0.0
Pre Ann. of Yang Proposal
Post Ann. of Yang Proposal
13-Nov-09
30-Jul-10
31-May-11

Source NASDAQ

Insider Ownership

Owner	Position (000's)	% of TSO (1)	Mkt. Value ($MM) (2)
Tianfu Yang	9,633	30.8%	148.3
Tianli Yang (Brother)	500	1.6%	7.7
Suofei Xu	400	1.3%	6.2
Zedong Xu	350	1.1%	5.4
Lanxiang Gao	120	0.4%	1.8
All Employees & Directors	**11,212**	**35.9%**	**172.5**

Source Thomson Reuters, public filings and company guidance

Top 15 Institutional Investors (as of 31-Mar-11)

	Institution	Style	Total Shares (31-Mar-11) (000's)	% of TSO	% Cumulative TSO	% of Non-Rollover TSO	% Cumulative Non-Rollover TSO	Estiamted Cost Basis per Share (4)
1	ABAX GLOBAL CAPITAL	Hedge Fund	1,692 (3)	5.4%	5.4%	-	-	$17
2	PENTWATER CAPITAL MGMT LP	Event Driven	1,255	4.0%	9.4%	6.8%	6.8%	$19
3	ARDSLEY ADVISORY PTNR	Aggres. Growth	1,075	3.4%	12.9%	5.8%	12.6%	$18
4	FIDELITY MGMT & RESEARCH CO	GARP	1,000	3.2%	16.1%	5.4%	17.9%	$16
5	ARGYLL RESEARCH, LLC	GARP	1,000	3.2%	19.3%	5.4%	23.3%	$14
6	VANGUARD GROUP, INC.	Index	933	3.0%	22.3%	5.0%	28.4%	$19
7	AQR CAPITAL MANAGEMENT, LLC	Hedge Fund	655	2.1%	24.4%	3.5%	31.9%	$19
8	PRIVATE WEALTH PARTNERS, LLC	GARP	637	2.0%	26.4%	3.4%	35.3%	$18
9	GRUBER&MCBAINE CAP MGMT L.L.C.	Momentum	540 (5)	1.7%	28.1%	2.9%	38.2%	$19
10	FIRST WILSHIRE SECS MGMT, INC.	Core Value	528	1.7%	29.8%	2.8%	41.1%	$21
11	PENNSYLVANIA PUBLIC SCH EMP RE	Index	479	1.5%	31.3%	2.6%	43.7%	$19
12	PERIMETER CAPITAL MGMT, LLC	Core Growth	446	1.4%	32.8%	2.4%	46.1%	$17
13	GUERRILLA CAPITAL MGMT, L.L.C.	Equity Hedge	392	1.3%	34.0%	2.1%	48.2%	$19
14	WILLIAM BLAIR & CO, L.L.C.	Growth	323	1.0%	35.1%	1.7%	49.9%	$20
15	STRAUS CAPITAL MGMT, L.L.C.	Growth	308	1.0%	36.0%	1.7%	51.6%	$18
	Top 15		**11,265**	**36.0%**		**51.6%**		

Source Thomson Reuters and public filings

Notes
1. Percent of basic shares outstanding
2. Market Value based on share price of $15.39 as of 14-Jun-11
3. As per 13D filing on 10-Jan-11
4. Estimated cost basis is based on average share price during the quarter in which shares were purchased by institution, for the previous 16 quarters; Abax cost basis calculated based in trading information received from Abax
5. As per letter to Special Committee dated 26-May-11

VALUATION SUMMARY

Wall Street Research Perspectives

Analyst Ratings, Targets and Estimates

- All analysts have moved price targets to $24 proposal price
- Management forecasts higher than Street Mean by:
  - '11 Revenue: $38 million or 8%
  - '11 EBITDA: $27 million or 25%
  - '11 EPS: $0.91 or 43%
  - '12 Revenue: $74 million or 13%
  - '12 EBITDA: $40 million or 29%
  - '12 EPS: $1.22 or 44%

Firm	Pre Announcement (8-Oct-10) Rec.	Date of Report	Price Target	% Prem. to Pre Ann. [1]	PV of Price Target [2]	Current (14-Jun-11) Rec.	Date of Report	Price Target	% Prem. to Current [1]	PV of Price Target [2]
Global Hunter [3]	Buy	10-Aug-10	$28	40%	$26	NA	NA	NA	NA	NA
William Blair [4]	Outperform	10-Aug-10	NA	NA	NA	NA	NA	NA	NA	NA
Roth Capital	Buy	10-Aug-10	$33	65%	$30	Buy	11-May-11	$24	56%	$22
Maxim Group	Buy	10-Aug-10	$24	20%	$22	Buy	10-Jun-11	$24	56%	$22
Mean			**$28**	**42%**	**$26**			**$24**	**56%**	**$22**
Median			**$28**	**40%**	**$26**			**$24**	**56%**	**$22**

Revenue

($MM)	2011E	2012E
Management	512	637
Y-o-Y Growth	*20%*	*24%*
Maxim	471	548
Roth Capital	477	578
Mean	474	563
Y-o-Y Growth	*11%*	*19%*

EBITDA

($MM)	2011E	2012E
Management	134	177
Margin	*26%*	*28%*
Maxim	100	126
Roth Capital	114	149
Mean	107	137
Margin	*23%*	*24%*

Diluted EPS

	2011E	2012E
Management	$3.04	$4.00
Y-o-Y Growth	*12%*	*32%*
Maxim	$2.14	$2.67
Roth Capital	$2.12	$2.89
Mean	$2.13	$2.78
Y-o-Y Growth	*(22%)*	*31%*

Notes
1. Pre announcement share price of $19.96 as of close on 8-Oct-10; current share price of $15.39 as of close on 14-Jun-11
2. Price targets discounted back one year from date of estimate at cost of equity based on range of 9.9% - 13.2%, 1.690 levered predicted beta, 3.10% risk free rate (10 Year Treasury), and market risk premium of 4% - 6%; figures shown based on 5% market risk premium (11.5% cost of equity)
3. Current Global Hunter recommendation not available due to analyst departure from firm
4. William Blair dropped coverage on 2-May-11 following 13D filing disclosing Yang-Abax proposal; final rating was outperform

CONFIDENTIAL

VALUATION SUMMARY

Comparable Companies Trading Analysis (1)

14-Jun-11

2010-2012 Revenue CAGR

%


60
40
20
0
Median: 14%
Median: 14%
16 18 NA NA 22 14 14 13 10 50 49 14 14 10 10
Helios
China Auto
Wonder Auto
A-Power
Cumm-ins
Regal Beloit
Rock-well Auto
Weg-SA
Frank-lin Electric
Broad Ocean
Xiang-tag Elec.
Cromp-ton Greaves
John-son Elec.
Nidec
Teco-Electric

2011 EBITDA Margin

%


30
23
15
8
0
Median: 16%
Median: 14%
23 17 NA NA 20 18 16 15 14 18 15 14 11 6 NA
Helios
China Auto
Wonder Auto
A-Power
Weg-SA
Rock-well Auto
Cumm-ins
Regal Beloit
Frank-lin Electric
Nidec
John-son Elec.
Cromp-ton Greaves
Teco-Electric
Xiang-tag Elec.
Broad Ocean

2011 AV/EBITDA (1)(2)

x


20
15
10
5
0
Median: 9.5x
Median: 8.3x
4.3 4.0 NA NA 11.1 10.6 9.5 6.9 7.2 17.6 11.7 8.3 7.4 6.9 NA
Helios
China Auto
Wonder Auto
A-Power
Rock-well Auto
Weg-SA
Frank-lin Electric
Cumm-ins
Regal Beloit
Xiang-tag Elec.
Cromp-ton Greaves
Nidec
Teco-Electric
John-son Elec.
Broad Ocean

2011 P/E (1)(2)

x


32
24
16
8
0
Median: 16.2x
Median: 17.0x
7.2 6.0 NA NA 17.3 16.7 16.2 14.4 11.9 29.1 23.7 17.7 16.3 12.9 11.5
Helios
China Auto
Wonder Auto
A-Power
Frank-lin Electric
Rock-well Auto
Weg-SA
Regal Beloit
Cumm-ins
Broad Ocean
Xiang-tag Elec.
Cromp-ton Greaves
Nidec
Teco-Electric
John-son Elec.

LTG Rate (%): 15 15 NA NA NA 14 14 13 11 21 21 14 12 17 16

Source FactSet, IBES, Wall Street Research, Company filings

China Automotive | Americas Motor | Asian Listed

Morgan Stanley

Notes

1. NASDAQ has suspended trading of Wonder Auto (last trade 6-May-11) due to lack of compliance with continued listing standards; research analyst coverage no longer available for A-Power
2. Helios based off Street Mean

VALUATION SUMMARY

Historical Valuation Performance

Last Three Years

NTM AV / EBITDA [1]

Last Three Years


x
20
15
10
5
0
14-Jun-08
17-Nov-08
21-Apr-09
23-Sep-09
25-Feb-10
30-Jul-10
3-Jan-11
14-Jun-11
9.5x
8.3x
3.6x
3.3x
Helios
China Automotive
Americas Motor (2)
Asian Listed (3)

Source FactSet

NTM P/E [1]

Last Three Years


x
30
20
10
0
14-Jun-08
17-Nov-08
21-Apr-09
23-Sep-09
25-Feb-10
30-Jul-10
3-Jan-11
14-Jun-11
16.0x
13.3x
6.3x
5.5x
Harbin
China Automotive
Americas Motor (2)
Asian Listed (3)

Source FactSet

	NTM AV / EBITDA			
	Average			
	L1Y	L3Y	High	Low
Helios	4.3x	4.7x	8.4x	1.6x
China Automotive	6.3x	6.8x	16.1x	2.5x
Americas Motor [2]	9.2x	8.5x	10.6x	4.7x
Asian Listed [3]	11.3x	9.7x	14.8x	5.1x

	NTM P / E			
	Average			
	L1Y	L3Y	High	Low
Helios	6.2x	7.3x	13.2x	2.5x
China Automotive	11.0x	12.3x	30.4x	2.8x
Americas Motor [2]	15.4x	15.5x	23.1x	6.3x
Asian Listed [3]	19.1x	18.0x	27.1x	7.8x

Notes
1. IBES median estimates
2. Americas Motor includes Cummins, Franklin Electric, Regal Beloit, Rockwell Automation, and Weg SA; equal weighted
3. Asian Listed includes Broad Ocean, Crompton Greaves, Johnson Electric, Nidec, Teco Electric, and Xiangtan Electric; equal weighted

VALUATION SUMMARY

Preliminary Perspectives on Valuation

As of 14-Jun-11

Share Price
$

Trading Range

52-Week High / Low

Announcement (11-Oct-10) to 22-Nov-10 High / Low

Baring Departure (23-Nov-10) to Current High / Low

Since 9-Jun-11 13D Filing High / Low

Discounted Analyst Price Targets (1)

Pre Ann. Median: $28 (Present Value: $26)

Current Median: $24 (Present Value: $22)

Discounted Equity Value (2)

6.0x 2012 EPS (Sensitivity Cases) (3)

Precedent Premia - Affiliate Transactions (4)

4-Week Premia Range (17% - 27%) to Pre Ann. (5)

4-Week Premia Range (17% - 27%) to Current (6)

Discounted Cash Flow (7)

4.0x Forward Multiple; 10.5% WACC (Sensitivity Cases) (3)


14-Jun-11: $15.39
Offer Price: $24.00
(6-Jun-11) 13
25 (11-Oct-10)
(19-Nov-10) 19
25 (11-Oct-10)
(6-Jun-11) 13
22 (1-Apr-11)
(13-Jun-11) 15
17 (10-Jun-11)
Maxim Group 22
Global Hunter 26
Roth Capital 30
22 Maxim Group and Roth Capital
16
19
19
21
20
22
16
25
0
15
30
45
60

Sensitivity Cases

Notes
1. Price targets discounted back one year from date of estimate at cost of equity of 11.5%; assumes 1.690 levered predicted beta, 3.10% risk free rate (10 Year Treasury), and 5% market risk premium; using a market risk premium of 4% - 6%, the implied cost of equity is 9.9% - 13.2%
2. Discounted at cost of equity of 11.5%; assumes 1.690 levered predicted beta, 3.10% risk free rate (10 Year Treasury), and 5% market risk premium; using a market risk premium of 4% - 6%, the implied cost of equity is 9.9% - 13.2%
3. Sensitivity adjustments prepared at direction of Special Committee; adjustments to Management forecasts of (i) 10% - 15% revenue CAGR and (ii) (4%) – 1% EBITDA margin expansion from 2010 to 2015
4. 40th – 60th percentile of 4-week premia paid for global targets in completed affiliate transactions (>$100 million) with initial beneficial ownership >30% between 2005-2011YD; excludes real estate and financial services transactions
5. Precedent premia range applied to share price of $16.49 as of close on 10-Sep-10, 4 weeks (28 calendar days) prior to announcement
6. Precedent premia range applied to share price of $17.30 as of close on 17-May-11, 4 weeks (28 calendar days) prior to current
7. Assumes net cash of $24 million as of 31-Mar-11; 2015E forward multiple; discounted to 31-Mar-11 (3.75 year DCF)

CONFIDENTIAL

VALUATION SUMMARY

Discounted Equity Value

Sensitivity to Management Forecasts; 5.5x - 6.5x 2012E EPS; 11.5% Cost of Equity (1)

- Assumes '10 – '15 revenue CAGR of 10% - 15%
- Assumes '10 – '15 EBITDA margin expansion of (4%) – 1%

'10A - '15E Revenue CAGR (%)	'10A - '15E EBITDA Margin Expansion					
	1.0%	0.0%	(1.0%)	(2.0%)	(3.0%)	(4.0%)
15.0%	$18 -$21	$17 -$20	$17 -$20	$16 -$19	$16 -$19	$16 -$19
14.0%	$17 -$20	$17 -$20	$17 -$20	$16 -$19	$16 -$19	$15 -$18
13.0%	$17 -$20	$17 -$20	$16 -$19	$16 -$19	$16 -$18	$15 -$18
12.0%	$17 -$20	$16 -$19	$16 -$19	$16 -$18	$15 -$18	$15 -$18
11.0%	$16 -$19	$16 -$19	$16 -$19	$15 -$18	$15 -$18	$15 -$17
10.0%	$16 -$19	$16 -$19	$15 -$18	$15 -$18	$15 -$17	$14 -$17

Note
1. Discounted at cost of equity of 11.5%; assumes 1.690 levered predicted beta, 3.10% risk free rate (10 Year Treasury), and 5% market risk premium; using a market risk premium of 4% - 6%, the implied cost of equity is 9.9% - 13.2%

VALUATION SUMMARY

Discounted Cash Flow Analysis

Sensitivity to Management Forecasts; 3.5x – 4.5x Forward EBITDA Exit Multiple; 9 - 12% WACC

- Assumes '10 – '15 revenue CAGR of 10% - 15%
- Assumes '10 – '15 EBITDA margin expansion of (4%) – 1%

'10A - '15E Revenue CAGR (%)	'10A - '15E EBITDA Margin Expansion 1.0%	0.0%	(1.0%)	(2.0%)	(3.0%)	(4.0%)
15.0%	$21 - $29	$20 - $27	$20 - $26	$19 - $25	$18 - $24	$17 - $23
14.0%	$21 - $28	$20 - $26	$19 - $25	$18 - $24	$17 - $23	$16 - $22
13.0%	$20 - $26	$19 - $25	$18 - $24	$17 - $23	$16 - $22	$16 - $21
12.0%	$19 - $25	$18 - $24	$17 - $23	$17 - $22	$16 - $21	$15 - $20
11.0%	$18 - $24	$18 - $23	$17 - $22	$16 - $21	$15 - $20	$14 - $19
10.0%	$18 - $23	$17 - $23	$16 - $22	$15 - $21	$15 - $20	$14 - $19